UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 1, 2006
Adeza Biomedical Corporation
(Exact name of registrant as specified in its charter)

000-20703 ( Commission File Number )

Delaware (State or other jurisdiction of incorporation)		77-0054952 (I.R.S. Employer Identification No.)
1240 Elko Drive
Sunnyvale, California 94089
(Address of principal executive offices, with zip code)
(408) 745-0975
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
          On November 1, 2006 Adeza Biomedical Corporation (the “Company”) issued a press release announcing its financial results for the quarter ended September 30, 2006. A copy of the press release is furnished as Exhibit 99.1.
Item 8.01. Other Events
          On October 20, 2006, the Company received an “approvable letter” from the U.S. Food and Drug Administration (FDA) with respect to the Company’s New Drug Application for Gestiva™ for the prevention of preterm birth in women with a history of preterm delivery. An approvable letter is an official notification from the FDA that the FDA may approve the company’s NDA if specific conditions are satisfied. The approvable letter for Gestiva requires the completion of an additional animal study and certain other conditions that must be satisfied prior to obtaining final U.S. marketing approval. The approvable letter also outlines several post-approval clinical requirements, which are consistent with recommendations made by the FDA advisory committee in August 2006. The Company has requested a meeting with the FDA to better understand the FDA’s conditions for approval. Satisfying the conditions will require both time and expense. The Company cannot be certain when it will obtain FDA approval for Gestiva, if at all.
          A decision by the FDA regarding three-year exclusivity under Hatch-Waxman for Gestiva is expected to be made at the time of any final approval. Discussions with the FDA regarding the company’s Orphan Drug application for seven-year exclusivity are ongoing. While the Company’s initial request for Orphan Drug designation was not granted, the Company plans to meet with the FDA to provide additional new information for further review by the Agency.
Item 9.01. Financial Statements and Exhibits
          (d) Exhibits.
          Exhibit 99.1           Press release dated November 1, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEZA BIOMEDICAL CORPORATION
Date: November 1, 2006	By:	/s/ Mark D. Fischer-Colbrie
Mark D. Fischer-Colbrie
Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release dated November 1, 2006